Exhibit 99.1

June 28, 2007

Norman J. Barta
c/o Nephros, Inc.
3960 Broadway
New York, NY 10032

Dear Norman:

This is to confirm our understanding concerning your Employment Agreement with Nephros, Inc. (“Nephros” or the “Company”) dated as of November 21, 2002, as amended by Amendment to Employment Agreement dated as of March 17, 2003 and Amendment to Employment Agreement dated as of May 31, 2004 (collectively, the “Employment Agreement”).

The term of the Employment Agreement will expire on June 30, 2007.  Immediately after the expiration of the term of the Employment Agreement, you will continue to be employed by Nephros as President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company, as an at will employee.  This means that your employment at Nephros will be for no fixed term and either you or the Company may terminate your employment at any time for any reason.

After the expiration of the term of your Employment Agreement, you will be paid a base salary at the annual rate of $285,000, consistent with the Company’s payroll practices.  You will continue to participate in, to the extent you are otherwise employed by the Company, the benefit plans and programs, and receive the benefits and perquisites, generally provided to executives of the same level and responsibility as you, including without limitation family medical insurance, life insurance and disability insurance (subject to generally-applicable required employee contributions).  Furthermore, upon submission of itemized expense statements in the manner specified by the Company, you shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by you in the performance of your duties as President and Chief Executive Officer in accordance with the policies and procedures established by the Company from time to time for executives of the same level and responsibility as you.

In addition, after the expiration of the term of your Employment Agreement, upon the achievement of either of the milestones described in Sections 3(b)(5) and (6) of your Employment Agreement, you will be entitled to receive a bonus equal to 10% of your base salary at the time the milestone is achieved, provided you are employed by the Company and have not given or received notification of termination as of the date of the achievement of such milestone.

With respect to any licensing agreement or technology access agreement related to End Stage Renal Disease (“ESRD”) therapy machines and/or filter technology devices (the “Property”), the Company shall pay you a bonus (“Licensing Bonus”) of one percent (1%) of the license fee or technology access fee due to the Company. Such Licensing Bonus shall be payable within 10 business days after receipt by the Company of the license fee or technology access fee, or each installment of the license fee or technology access fee. The license fee or technology access fee is any fee or payment that is not tied directly to sales or expressed as a percentage of receipts from using the Property or as an account per unit produced, also known as a royalty.  Notwithstanding the foregoing, a maximum bonus of Five-Hundred-Thousand US Dollars ($500,000) shall be payable to you with respect to any one licensing or technology access agreement including renewals and amendments, with an aggregate maximum Licensing Bonus during your employment with the Company of Two-Million US Dollars ($2,000,000).  The Licensing Bonus will be paid to you provided that you are employed by the Company and have not given or received notification of termination as of the date of execution of such licensing agreement or technology access agreement related to the Property.

For the avoidance of doubt, your and the Company’s rights and obligations under certain sections of the Employment Agreement, including without limitation Sections 1 through 4, will terminate as of June 30, 2007 except as provided for in this letter.  However, certain Sections of the Employment Agreement shall remain in full force and effect through and after June 30, 2007, including without limitation the following:  Section 5 (“Exclusive Employment; Noncompetition”), Section 6 (“Inventions and Proprietary Property”) and Section 7 (“Confidential Information”).

If the foregoing is acceptable, please sign and return this letter.

            Sincerely,
            Nephros, Inc.

            By: /s/ William J. Fox
                  William J. Fox
                  Chairman of the Board
Agreed to as of June 28, 2007

/s/ Norman Barta
Norman J. Barta